Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300 • Houston, Texas 77057 • (713) 789-1400

Contact:          Jeffrey L. Chastain
(713) 789-1400
Pride International, Inc. Reports
Record Financial Results In First Quarter 2007
Driven by Strong Operational Performance
     Houston, Texas, May 7, 2007 - Pride International, Inc. (NYSE: PDE) today reported net income for the three months ended March 31, 2007 of $101.7 million, or $0.58 per diluted share, on revenues of $712.0 million. The results compare to net income of $70.5 million, or $0.41 per diluted share, on revenues of $566.9 million for the corresponding three months in 2006. Results for the corresponding quarter in 2006 included gains from the sale of assets totaling $26.7 million, or $0.10 per diluted share on an after-tax basis.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc. commented, “Our record results for the first quarter 2007 were attributable to excellent operational performance in our mobile offshore drilling fleet and strong results in the Latin America Land business segment. Our revenue backlog, totaling $5.6 billion at April 30, 2007, provides for solid revenue and cash flow growth for some time to come. We remain optimistic regarding the duration of the offshore business cycle and continue to evaluate multi-year contract opportunities for several of our floating rigs, which should provide greater earnings visibility through the end of the decade. In April, we announced one-year contracts for three of our mat-supported rigs for work in the Mexican waters of the Gulf of Mexico, including the Pride Mississippi, which is scheduled to leave the U.S. Gulf of Mexico in August 2007. Although activity in the U.S. Gulf of Mexico mat supported fleet remained soft through the first quarter of 2007, dayrates appear to be stabilizing and we could experience modest improvement in dayrates during late 2007 or early 2008 as additional rigs depart the region and our clients increase activity levels.”
     Consolidated Results
     Higher average daily revenues and utilization in the Company’s Offshore and Latin America Land business segments contributed significantly to the 6% improvement in consolidated revenues during the first quarter of 2007 compared to the fourth quarter of 2006. Revenues of $712.0 million were the highest in the Company’s history, and we expect to continue to experience quarterly improvement as contracts commence for a number of the Company’s mobile offshore drilling rigs with attractive dayrates that reflect the healthy industry environment.
     Earnings from operations totaled $176.7 million during the first quarter of 2007, a 32% increase from the fourth quarter of 2006, due primarily to the improvement in revenues and a modest decline in operating costs from $422.3 million during the fourth quarter of 2006 to $419.2 million in the first quarter of 2007. The decline in operating costs was due substantially to the presence in the fourth quarter of 2006 of expenses associated with the early termination of our agency agreement and charter fees, both related to the Company’s Brazilian operations. This was partially offset by higher activity and labor costs in both the Offshore and Latin America Land business segments.
     During the first quarter of 2007, the Company completed shipyard programs for special periodic surveys and other maintenance on the jackup rigs Pride Tennessee, Pride Arkansas, Pride Hawaii and Pride Wisconsin and each rig has commenced new contracts at significantly improved dayrates.
     Total debt at March 31, 2007 was $1.4 billion, down slightly from December 31, 2006, resulting in a debt to total capital ratio of 33%.
     Offshore Segment Results
     Revenues from the Company’s Offshore business segment improved 7% in the first quarter of 2007 to $461.1 million, compared to $432.9 million during the fourth quarter of 2006. The improvement was driven by higher utilization and average daily revenues in both the deepwater and midwater fleets, partially offset by a decline in revenues and utilization in the U.S. Gulf of Mexico jackup rig fleet. Earnings from operations grew to $171.6 million in the first quarter of 2007, up 34% from $128.0 million during the fourth quarter of 2006. The increase was primarily attributable to the revenue improvement and lower operating costs resulting from the impact of the previously mentioned Brazilian joint venture acquisition and termination of our agency agreement in Brazil during the fourth quarter of 2006.
     The Company’s eight-rig deepwater fleet reported revenues of $138.1 million in the first quarter of 2007, improving 10% from $125.5 million in the fourth quarter of 2006. Earnings from operations grew to $53.0 million in the first quarter of 2007 compared to $27.5 million for the preceding quarter due to the positive impact of the Brazilian joint venture acquisition and improved operating performance on the semisubmersible rig Pride North America which was out-of-service for almost half of the fourth quarter of 2006. Utilization of the fleet increased to 98% in the first quarter of 2007 compared to 88% in the fourth quarter of 2006, with five of the eight rigs achieving 100% utilization during the first quarter. Average daily revenues were $195,400 during the first quarter of 2007 compared to $193,000 during the fourth quarter of 2006. In late-March 2007, the semisubmersible rig Pride South Pacific commenced an estimated 27-month contract offshore Angola at a record dayrate for the Company of $425,000, increasing from a previous dayrate of $140,000.
     Revenues from the midwater fleet, comprising six semisubmersible rigs, were $80.2 million in the first quarter of 2007 compared to $64.9 million in the fourth quarter of 2006. The 24% improvement was due primarily to the commencement of new contracts for the Pride South Seas and Pride South America and improved utilization on the Pride South Atlantic following the completion of shipyard maintenance during the fourth quarter of 2006. Utilization improved to 99% in the first quarter of 2007 compared to 91% in the fourth quarter of 2006 while average daily revenues climbed to $150,000 from $129,800 over the same comparative period. The commencement of new contracts and improved utilization allowed earnings from operations to reach a record of $32.7 million in the first quarter of 2007 from $14.7 million during the fourth quarter of 2006.
     Revenues from the Company’s 28-rig jackup fleet totaled $182.6 million in the first quarter of 2007 compared to $185.6 million in the fourth of 2006. Fleet utilization was 80% in the first quarter of 2007, unchanged from the fourth quarter of 2006, as lower activity in the U.S.

Gulf of Mexico was offset by the return of five rigs to active service following periods of out-of-service time during the fourth quarter of 2006. Average daily revenues improved slightly from $90,100 to $90,700 over the same comparative period, as higher dayrates associated with new contracts in Mexico for the Pride Tennessee, Pride Wisconsin and Pride Arkansas offset a 10% decline in average daily revenues from the U.S. Gulf of Mexico. Earnings from operations from the jackup fleet of $78.8 million declined 8% from the fourth quarter of 2006 due primarily to weakness in the U.S. Gulf of Mexico and rig out-of-service time pertaining to the Company’s fleet maintenance and regulatory compliance efforts.
     Latin America Land Segment
     Revenues from the Latin America Land business segment, comprising 206 land drilling and workover rigs, were $172.8 million during the first quarter of 2007, up 8% from $159.6 million in the fourth quarter of 2006. The growth in revenues was due substantially to increased activity, especially in Colombia, where pricing also improved; Argentina, following the negative impact of a seven-day general labor strike during the fourth quarter of 2006, and Bolivia. Earnings from operations totaled $30.7 million, improving 6% from $29.0 million over the same comparative period. Average daily revenues for the land drilling rig fleet improved to approximately $16,500 during the first quarter of 2007 compared to $15,400 in the fourth quarter of 2006. Average daily revenue for the land workover rig fleet was approximately $7,000 compared to $6,900 over the same comparative period.
     Pride International, Inc. will host a conference call at 11:30 a.m. Eastern time on Tuesday, May 8, 2007 to discuss results for the first quarter of 2007, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 847-619-6818 and refer to confirmation code 4853855 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by logging onto the company’s worldwide web address at www.prideinternational.com and selecting the Investor Relations link. The Company will provide a file containing charts to be discussed during the conference call which can also be found at the Investor Relations link. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on May 8 and can be accessed by dialing 719-457-0820 and referring to pass code 4853855. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 25 countries, operating a diverse fleet of 276 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 28 jackups, 16 tender-assisted, barge and platform rigs, five managed and 213 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues	$712.0	$566.9
Costs and expenses:
Operating costs, excluding depreciation and amortization	419.2	372.3
Depreciation and amortization	77.6	65.5
General and administrative, excluding depreciation and amortization	39.0	26.0
Gain on sales of assets, net	(0.5)	(26.7)

Earnings from operations	176.7	129.8
Interest expense	(20.7)	(19.7)
Interest income	0.7	0.8
Other income (expense), net	(3.0)	2.4

Income from continuing operations before income taxes & minority interest	153.7	113.3
Income taxes	(51.0)	(42.2)
Minority interest	(1.0)	(1.4)

Income from continuing operations	101.7	69.7
Income from discontinued operations, net of tax	—	0.8

Net income	$101.7	$70.5

Basic earnings per share:
Income from continuing operations	$0.62	$0.43
Income from discontinued operations	—	0.01

Net income	$0.62	$0.44

Diluted earnings per share:
Income from continuing operations	$0.58	$0.40
Income from discontinued operations	—	0.01

Net income	$0.58	$0.41

Shares used in per share calculations:
Basic	164.6	162.1
Diluted	177.8	176.4

Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$69.7	$64.1
Trade receivables, net	569.6	505.0
Parts and supplies, net	75.2	75.3
Deferred income taxes	166.0	154.5
Prepaid expenses and other current assets	151.2	164.3

Total current assets	1,031.7	963.2

Property and equipment	5,907.7	5,808.4
Less accumulated depreciation	1,885.3	1,808.3

Property and equipment, net	4,022.4	4,000.1

Goodwill	68.5	68.5
Other assets	69.9	65.7

Total assets	$5,192.5	$5,097.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$140.5	$91.9
Accounts payable	178.7	189.9
Accrued expenses and other current liabilities	410.9	388.3

Total current liabilities	730.1	670.1

Other long-term liabilities	172.4	196.9
Long-term debt, net of current portion	1,213.3	1,294.7
Deferred income taxes	306.9	273.6
Minority interest	29.3	28.3
Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,841.8	1,817.9
Treasury stock, at cost	(9.2)	(8.0)
Retained earnings	902.3	819.0
Accumulated other comprehensive income	3.9	3.3

Total stockholders’ equity	2,740.5	2,633.9

Total liabilities and stockholders’ equity	$5,192.5	$5,097.5

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$101.7	$70.5
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	77.6	65.5
Discount amortization on long-term debt	0.2	0.1
Amortization and write-offs of deferred financing costs	1.0	1.0
Amortization of deferred contract liabilities	(12.8)	(1.1)
Gain on sale of assets	(0.5)	(26.7)
Equity in earnings of affiliates	0.3	(0.2)
Deferred income taxes	20.0	25.5
Excess tax benefits from stock-based compensation	(1.9)	—
Minority interest	1.0	1.4
Stock-based compensation	6.0	2.9
Loss (gain) on mark-to-market of derivatives	1.0	(1.2)
Other non-cash items	—	3.0
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(64.6)	(15.8)
Parts and supplies	0.1	(0.3)
Prepaid expenses and other current assets	8.3	3.4
Other assets	(5.0)	(1.2)
Accounts payable	(17.1)	(10.4)
Accrued expenses	(11.8)	(18.5)
Other liabilities	(3.1)	1.9
Increase (decrease) in deferred revenue	(15.3)	(6.4)
Decrease (increase) in deferred expense	7.2	12.4

Net cash flows from operating activities	92.3	105.8

Cash flows from investing activities:
Purchases of property and equipment	(67.6)	(46.0)
Proceeds from dispositions of property and equipment	0.5	51.9
Investments in and advances to affiliates	—	(0.9)

Net cash flows used in investing activities	(67.1)	5.0

Cash flows from financing activities:
Repayments of borrowings	(96.1)	(202.2)
Proceeds from debt borrowings	63.0	166.0
Debt finance costs	—	(0.1)
Decrease in restricted cash	0.8	—
Proceeds from exercise of stock options	8.7	18.9
Excess tax benefits from stock-based compensation	1.9	—
Proceeds from issuance of common stock	2.1	1.4

Net cash flows used in financing activities	(19.6)	(16.0)

Increase (decrease) in cash and cash equivalents	5.6	94.8
Cash and cash equivalents, beginning of year	64.1	45.1

Cash and cash equivalents, end of year	$69.7	$139.9

Pride International, Inc.
Quarterly Operating Results by Segment
(In millions)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006
Revenues:
Offshore	$461.1	$432.9	$368.9
Latin America Land	172.7	159.6	135.9
E&P Services	48.3	51.2	38.9
Other	29.9	25.5	23.2
Corporate	—	—	—

Total	$712.0	$669.2	$566.9

Earnings from operations:
Offshore	$171.6	$128.0	$126.2
Latin America Land	30.7	29.0	22.5
E&P Services	6.5	7.2	3.9
Other	2.3	5.3	2.9
Corporate	(34.4)	(35.3)	(25.7)

Total	$176.7	$134.3	$129.8

Pride International, Inc.
Quarterly Selected Segment Metrics
Offshore Segment

	Q1 2007		Q4 2006		Q1 2006
	Average Daily		Average Daily		Average Daily
	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)
Deepwater	$195,400	98%	$193,000	88%	$195,400	98%
Midwater	$150,000	99%	$129,800	91%	$150,000	99%
Jackups	$90,700	80%	$90,100	80%	$90,700	80%
Other	$45,500	71%	$47,900	61%	$45,500	71%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.
Latin America Land Segment

	Q1 2007		Q4 2006		Q1 2006
	Average Daily		Average Daily		Average Daily
	Revenues (1)	Days Worked(2)	Revenues (1)	Days Worked(2)	Revenues (1)	Days Worked(2)
Drilling	$16,500	5,775	$15,400	5,602	$14,300	5,502
Workover	$7,000	11,107	$6,900	10,635	$5,500	10,440

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type.

(2)	Days worked is calculated as the total days worked by all rigs of each type during the period.